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                 [Letterhead of Muldoon Murphy & Faucette LLP]

                                                                     Exhibit 8.1
                                 March 21, 2002

Board of Directors
Enfield Federal Savings
 and Loan Association
660 Enfield Street
Enfield, Connecticut

Dear Board Members:

     In accordance with your request, set forth herein is the opinion of this firm regarding the material federal income tax consequences of the following:
(1) the proposed reorganization of Enfield Federal Savings and Loan Association (the "Association") from a federally chartered mutual savings association into the mutual holding company form; (2) the formation of the Association as the stock savings association successor to its mutual form (the "Reorganization"), pursuant to the Plan of Reorganization from Mutual Savings and Loan Association to Mutual Holding Company and Stock Issuance, which was adopted by the Board of Directors of the Association (the "Plan of Reorganization"); and (3) the proposed sale of the Association's common stock pursuant to the Plan of Reorganization. The Reorganization and its component and related transactions are described in the Plan of Reorganization. We are rendering this opinion pursuant to Section 5 of the Plan of Reorganization. As used in this letter, "Mutual Association" refers to the Association before the Reorganization and "Stock Association" refers to the Association after the Reorganization. All other capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Reorganization.

     The Reorganization will be effected, pursuant to the Plan of Reorganization, as follows:

     (i) the Mutual Association will organize an interim federal stock savings association as a wholly owned subsidiary ("Interim One");

     (ii) Interim One will organize a stock corporation as a wholly owned subsidiary ("New England Bancshares");

     (iii) Interim One will organize an interim federal stock savings association as a wholly owned subsidiary ("Interim Two");

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Board of Directors
March 21, 2002
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     (iv) the Mutual Association will convert its charter to a federal stock savings association charter to become the Stock Association (the "Conversion") and Interim One will exchange its charter for a federal mutual holding company charter to become the "Mutual Holding Company";

     (v) sequentially with step (iv), Interim Two will merge with and into Stock Association with Stock Association as the resulting institution;

     (vi) 100% of the issued common stock of the Stock Association will be transferred to the Mutual Holding Company in exchange for membership interests in the Association, in its mutual form, which are conveyed to the Mutual Holding Company; and

     (vii) the Mutual Holding Company will transfer 100% of the issued common stock of the Stock Association to New England Bancshares in a capital distribution.

     Simultaneously with the Reorganization, New England Bancshares will offer to sell additional shares of its common stock pursuant to the Plan of Reorganization, with priority subscription rights granted in descending order as follows:

     (i) to members of the Mutual Association with deposits having an aggregate account balance of at least fifty dollars on October 31, 2000;

     (ii) to tax-qualified employee benefit plans of Mutual Association;

     (iii) to members of the Mutual Association with deposits having an aggregate account balance of at least fifty dollars on the last day of the calendar quarter preceding the Office of Thrift Supervision's approval of the Reorganization;

     (iv) to other depositors and borrowers of Mutual Association who do not already have subscription rights pursuant to (i) through (iii), above; and

     (v) to members of the general public, with preference to residents of Hartford, Connecticut.

     In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Reorganization, the Prospectus, and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied, without independent verification, upon the representations of the Mutual Association included in a Certificate of Representations dated March 20, 2002. We have assumed that such representations are true and that the parties to the Reorganization will act in

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Board of Directors
March 21, 2002
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accordance with the Plan of Reorganization. We express no opinion concerning the effects, if any, of variations from the foregoing.

     In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and similar guidance issued by the Internal Revenue Service thereunder. Changes in the tax laws could affect the continued validity of the opinions expressed herein. Furthermore, there can be no assurance that the opinions expressed herein would be adopted by the IRS or a court of law.

     Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current tax law:

          (a) With regard to the Conversion:

     (1) the Conversion is a change in identity that constitutes a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Association (in either its status as a Mutual Association or Stock Association) will recognize no gain or loss as a result of the Conversion;

     (2) the basis of each asset of Mutual Association held by Stock Association immediately after the Conversion will be the same as Mutual Association's basis for such asset immediately prior to the Conversion;

     (3) the holding period of each asset of Mutual Association held by Stock Association immediately after the Conversion will include the period during which such asset was held by Mutual Association prior to the Conversion;

     (4) for purposes of Code Section 381(b), Stock Association will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Association will not end on the effective date of the Conversion and the tax attributes of Mutual Association (subject to application of Code Sections 381, 382 and 384), including Mutual Association's bad debt reserves and earnings and profits, will be taken into account by Stock Association as if the Conversion had not occurred;

     (5) Mutual Association's members will recognize no gain or loss upon their constructive receipt of shares of Stock Association common stock, pursuant to the Conversion, solely in exchange for their membership interest (i.e., liquidation and voting rights) in Mutual Association; and

     (6) Mutual Association's members will recognize no gain or loss upon the issuance to them of deposits in Stock Association in the same dollar amount and upon the same terms as their deposits in Mutual Association.

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Board of Directors
March 21, 2002
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          (b) With regard to the Exchange:

     (7) the Exchange will qualify as an exchange of property for stock under Code section 351;

     (8) the initial shareholders of Stock Association (the former Mutual Association members) will recognize no gain or loss upon the constructive transfer to the Mutual Holding Company of the shares of Stock Association common stock they constructively received in the Conversion solely in exchange for membership interests (i.e., liquidation and voting rights) in the Mutual Holding Company; and

     (9) the Mutual Holding Company will recognize no gain or loss upon its receipt from the shareholders of Stock Association of shares of Stock Association common stock solely in exchange for membership interests in the Mutual Holding Company.

          (c) With regard to the Mutual Holding Company's transfer of 100% of the common stock of Stock Association to New England Bancshares:

     (10) New England Bancshares will recognize no gain or loss upon its receipt of 100% of the common stock of Stock Association from the Mutual Holding Company; and

     (11) the Mutual Holding Company will recognize no gain or loss upon its transfer of 100% of the common stock of Stock Association from the Mutual Holding Company.

          (d) With regard to those who hold subscription rights:

     (12) it is more likely than not that the fair market value of the subscription rights to purchase Common Stock is zero. Accordingly, no gain or loss will be recognized by the holders of subscription rights as described above upon the distribution to them of the nontransferable subscription rights to purchase shares of stock. Gain realized, if any, by the holders of subscription rights on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Holders of subscription rights will not realize any taxable income as a result of the exercise by them of nontransferable subscription rights.

     Our opinion under paragraph 12, above, is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraph 12 is further based on the position that the subscription rights have a fair market value of zero. We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient

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Board of Directors
March 21, 2002
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with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Direct Community Offering. Based on the foregoing, we believe that it is more likely than not that the nontransferable subscription rights have no value. However, if the subscription rights are subsequently found to have a fair market value, the holders of the subscription rights may recognize taxable income (in some cases, regardless of whether the rights are exercised).

     This opinion is given solely for the benefit of the parties to the Plan of Reorganization, the shareholders of Stock Association and Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase pursuant to the Plan of Reorganization, and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Form MHC-1 to be filed with the Office of Thrift Supervision and to the references to this firm in the Association's Prospectus related to the common stock offering described in the Plan of Reorganization.

                                             Very truly yours,

                                             MULDOON MURPHY & FAUCETTE LLP
                                             /s/ Muldoon Murphy & Faucette LLP